All shareholders of                               ------------------------------
Newport Tiger Fund were                           TO
mailed a proxy beginning
on September 10, 1998.                            ------------------------------
                                                  FAX NUMBER

                                                  ------------------------------
                                                  FROM

                                                  ------------------------------
                                                  PHONE NUMBER

SHAREHOLDERS ASKED TO VOTE BY THE MEETING DATE:   10/30/98

THE PROPOSALS ARE AS FOLLOWS:

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PROPOSAL                                 WHAT APPROVAL OF THE PROPOSAL WOULD MEAN
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
To elect a Board of Trustees.            Nine individuals comprise the existing Board of Trustees. This proposal covers re-election for the current Trustees and nominates four new Trustees.
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To amend the fundamental investment      If approved, this proposal would allow for the establishment of an interfund
policies regarding borrowing and         lending program. Under this program, the Fund could lend or borrow money to or from
lending.                                 another affiliated fund more cost-effectively than it could through a bank to meet short-term needs.
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To approve changes to fundamental        The Fund's fundamental investment policies can only be changed by shareholder vote.
investment policies.                     Under this proposal, several investment policies would be modified, but would remain fundamental. Several policies would be reclassified as non-fundamental policies and could be modified without shareholder approval and other fundamental policies would be eliminated. This would give the Fund's managers and Trustees greater flexibility in managing the Fund. The Trustees do not currently anticipate that these changes, individually or in the aggregate, will result in a change in the management of the Fund.
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To amend and restate the Agreement and   This proposal is designed to modify the Trust agreement so that the organizational
Declaration of Trust.                    documents for the Colonial Mutual Funds family are generally all standard. The proposed changes should not have any material impact on the operation or portfolio management of the Fund.
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To approve policies for a master         If this proposal is approved, it would allow for the conversion of the Fund to a
fund/feeder fund structure.              master fund/feeder fund structure, provided that the Board of Trustees believes the conversion is in the Fund's best interests. There are currently no plans to convert the Fund to this structure. The conversion would provide the Fund with additional distribution channels and could increase cost efficiencies. Approval of this proposal could eliminate future conversion expenses for shareholders.
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Voting methods: Internet, mail, in person and in some instances, by fax.The above proposals are summaries of proposals found on the proxy statement. Please read the proxy statement carefully for a full description of the above proposals. Complete copies of the proxies may be viewed on our Web site:
www.libertyfunds.com

For more information, call a Liberty Funds Distributor Sales Specialist at 1-800-426-3750.

[Liberty logo]
COLONIAL FUNDS [bullet] STEIN ROE ADVISOR FUNDS [bullet] NEWPORT FUNDS

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
Liberty Funds Distributor, Inc. (C)1998
One Financial Center, Boston, MA 02111-2621, 1-800-426-3750      For Investment Professional Use Only.
Visit us at www.libertyfunds.com                                                  NT-056G-1098 (10/98)
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